Exhibit 99.1 Cedar Realty Trust Declares Dividends on Preferred Stock VIRGINIA BEACH, VA / ACCESS Newswire / January 30, 2026 / Cedar Realty Trust, Inc. (NYSE:CDRpB)(NYSE:CDRpC) (the “Company”) announced today that its Board of Directors declared the payment of a cash dividend of $0.453125 per share on the Company’s 7.25% Series B Cumulative Redeemable Preferred Stock, payable on February 20, 2026 to shareholders of record as of the close of business on February 10, 2026. The Company also announced that the Board declared the payment of a cash dividend of $0.40625 per share on the Company’s 6.50% Series C Cumulative Redeemable Preferred Stock, payable on February 20, 2026 to shareholders of record as of the close of business on February 10, 2026. About Cedar Realty Trust, Inc. Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers. For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company's website at www.whlr.us. Contact Information: Cedar Realty Trust, Inc. (757) 627-9088